Exhibit 3.2

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
CTD HOLDINGS, INC.

The Amended and Restated Articles of Incorporation, as amended, of CTD HOLDINGS, INC., a Florida corporation (the “Corporation”), are hereby amended pursuant to the provisions of Section 607.1003 of the Florida Business Corporation Act, and such amendments are set forth below:

FIRST: The name of the Corporation is “CTD Holdings, Inc.”

SECOND: Article I of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

“The name of this corporation shall be Cyclo Therapeutics, Inc.”

THIRD: The undersigned hereby certifies that the only voting group entitled to vote on the amendments contained in these Articles of Amendment was the holders of shares of the Corporation’s common stock. These Articles of Amendment were duly adopted by the shareholders on August 27, 2019 at the Corporation’s special meeting of shareholders. The number of vote cast for the amendment above by the shareholders was sufficient for its approval.

FOURTH: These Article of Amendment shall become effective on September 23, 2019.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment, effective as of this 17th day of September, 2019.

CTD HOLDINGS, INC. By:/s/ N. Scott Fine Name: N. Scott Fine Title: Chief Executive Officer